Exhibit 3.2(a)

AMENDMENT TO

AMENDED AND RESTATED BY-LAWS

OF CASEY’S GENERAL STORES, INC.

Pursuant to action of the Board of Directors of Casey’s General Stores, Inc. effective as of August 11, 2008, the Amended and Restated By-laws of Casey’s General Stores, Inc., in the form adopted on March 3, 1997 and amended on August 25, 1997, June 6, 2000, and March 6, 2007 are hereby further amended in the following respects:

1. By deleting Article II, Section 9 thereof and by inserting, in lieu thereof, the following provision as a new Article II, Section 9:

ARTICLE II

SHAREHOLDERS

Section 9. Proxies. At all meetings of shareholders, a shareholder may vote in person or by proxy executed in writing by the shareholder or by his duly authorized attorney in fact, or as otherwise may be authorized under the Act. Such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

2. The foregoing Amendment shall be in full force and effect from and after August 11, 2008, the effective date of the Board of Directors’ approval thereof.

CASEY’S GENERAL STORES, INC.

By:	/s/ Brian J. Johnson
Brian J. Johnson, Director of Finance and Corporate Secretary

(SEAL)